Exhibit 10.3

PURSUANT TO 17 C.F.R. § 240.24B-2, CONFIDENTIAL INFORMATION (INDICATED BY {*****}) HAS BEEN OMITTED FROM THIS DOCUMENT AND HAS BEEN FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION PURSUANT TO A CONFIDENTIAL TREATMENT APPLICATION FILED WITH THE COMMISSION

License Agreement

This License Agreement (the “Agreement”) is entered into on December 10, 2010, with an effective date as of the Effective Date (as that term is defined below in Article 1) by and between Accuray Incorporated, a Delaware corporation, with its principal place of business at 1310 Chesapeake Terrace, Sunnyvale, CA 94089 (“Accuray”), and CyberHeart, Inc., a Delaware corporation, with its principal place of business at 3282 Alpine Road, Portola Valley, CA 94028 (“CyberHeart”). In this Agreement, Accuray and CyberHeart may be referred to each individually as a “Party” or collectively as “Parties.”

WHEREAS, Accuray owns or controls certain devices and technology used for performing radiation treatments;

WHEREAS, CyberHeart owns or controls software that enables such Accuray devices and technology to be used for certain human cardiovascular indications; and

WHEREAS, Accuray and CyberHeart wish to cooperate in making the Accuray devices integrated with CyberHeart software for use in treating certain cardiovascular indications in humans.

NOW THEREFORE, the Parties hereto, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound hereby, agree as follows:

1.                                                                                       DEFINITIONS.

The following terms, as used in this Agreement, shall have the meanings set forth below:

1.1.                              “Accuray Competitors” means each of the Persons set forth in Exhibit A.

1.2.                              “Accuray Field” means radiation treatments, including without limitation radiotherapy and radiosurgery, and treatment of tumors anywhere in the body where radiation treatment is indicated.

1.3.                              “Affiliate” means, with respect to any Party, any Person that Controls, is Controlled by, or is under common Control with such Party, only so long as such Control exists.  As used in this Section 1.3, “Control” (and its derivatives) means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such entity through ownership of fifty percent (50%) or more of the securities entitled to elect the board of directors (or in the case of an entity that is not a corporation, the corresponding managing authority); provided that, for a Person established in a jurisdiction where a Party cannot, as a matter of law, have such ownership interest, Control shall mean the maximum ownership interest permitted by law.

1.4.                              “Applicable Law” means all laws, ordinances, rules and regulations applicable to this Agreement, or other activities under or pursuant to this Agreement, including without limitation: (a) all applicable federal, state, provincial, and local laws and regulations; (b) regulations and guidelines of the U.S. Food and Drug Administration (“FDA”) and other Regulatory Agencies and the International Conference on Harmonization (“ICH”) guidelines; and (c) current Good Manufacturing Practices and other regulations promulgated by the FDA, ICH and other Regulatory Agencies.

1.5.                              “Change of Control of CyberHeart” means:

(a)                                                          the sale, transfer, or other disposition to an Accuray Competitor of all or substantially all of the assets of CyberHeart relating to the CyberHeart Products, CyberHeart Technology and CyberHeart Software by means of any transaction or series of related transactions;

(b)                                                         the acquisition of CyberHeart by an Accuray Competitor by means of any transaction or series of related transactions (including, without limitation, any reorganization, merger, or consolidation), unless CyberHeart’s stockholders of record immediately prior to such transaction or series of related transactions hold (by virtue of the securities issued as consideration in such transaction(s)) greater than fifty percent (50%) of the total voting power of the surviving or acquiring person or entity immediately following such transaction(s);

(c)                                                          the exclusive license, subject to Section 2.3, to an Accuray Competitor of all or substantially all of the Intellectual Property Rights of CyberHeart by means of any transaction or series of related transactions; or

(d)                                                         the sale to an Accuray Competitor of more than 50% of the capital stock of CyberHeart by means of any transaction or series of related transactions.

1.6.                              “Confidential Information” has the meaning assigned to such term in Article 10.

1.7.                              “CyberHeart Field” means any and all non-tumor applications involving or relating to the heart, the coronary arteries (including without limitation the epicardial coronary arteries), the cardiac veins, the structure or function of any of the foregoing, or related conditions, including without limitation all diseases and conditions of the conduction system, the coronary, arterial and/or venous systems, heart valves or chambers, wall anomalies affection, ejection fraction and/or conduction, but excluding arterio venous malformations outside the heart and not within 2cm of the heart wall.

1.8.                              “CyberHeart Probe” means a stereotactic radiosurgery adjunct that is designed or developed by or on behalf of CyberHeart or its Affiliates (but which may include components purchased or licensed from third party suppliers that are not designed by or on behalf of CyberHeart) solely for use in applications in the CyberHeart Field. By way of example, but not limitation, a CyberHeart Probe includes a stereotactic radiosurgery adjunct such as a catheter, heart fiducial tracking device, motion detector, target locator, and the like, external or internal, that may use differing energies for detection and transmission of target location or treatment effect.

1.9.                              “CyberHeart Product” means a CyberHeart Probe that communicates with a radiation system using, at least in part, CyberHeart Software and CyberHeart Technology (but which may include components purchased or licensed from third party suppliers that are not designed by or on behalf of CyberHeart), and any related computer hardware, that are sold, delivered, or otherwise provided as an integrated product by CyberHeart or its Affiliates, solely for use in applications in the CyberHeart Field.

1.10.                        “CyberHeart Software” means the object code version of software developed by or on behalf of CyberHeart or its Affiliates to functionally interface between a CyberHeart Probe and a radiation system for use in the CyberHeart Field, and any Updates thereof, whether or not combined with computer hardware.

1.11.                        “CyberHeart Technology” mean all Technology developed by or for CyberHeart or its Affiliates: (i) disclosed or provided to Accuray by CyberHeart under this Agreement or any other agreement between the Parties; and (ii) all Intellectual Property Rights related thereto, other than Patents; provided that CyberHeart Technology does not include any Accuray Technology or any Technology or Intellectual Property Rights conceived or created by or on behalf of Accuray.

1.12.                        “CyberHeart Upgrade” means any modifications to the CyberHeart Software that adds to, enhances, or modifies the functionality of the CyberHeart Software, and for which CyberHeart charges a fee.

1.13.                        “CyberKnife Documentation” means technical specifications, user manuals, and other documentation developed by or on behalf of Accuray, relating to the use of the CyberKnife System or the Accuray Technology or requested by CyberHeart to enable development, improvement, modification, addition, patches, fixes, or creation of derivative works of or to the CyberHeart Software.

1.14.                        “CyberKnife Software” means the object code and source code versions of any software, firmware, and other code, including CyberKnife Updates, that may be developed by or for Accuray or any Accuray Affiliate, and to which Accuray has the rights to license hereunder, that is incorporated into, integral with, or otherwise necessary for the CyberKnife System to function in accordance with published or represented specification, exclusive of CyberHeart Technology.

1.15.                        “CyberKnife System” means any stereotactic radiosurgery system designed or developed by or on behalf of Accuray or any Accuray Affiliate (and which may include components purchased or licensed from third party suppliers that are not designed by or on behalf of Accuray), including CyberKnife Software and CyberKnife Documentation.

1.16.                        “CyberKnife Treatment Planning System” means the software system that is owned or controlled by Accuray that is necessary for creating treatment delivery plans using the CyberKnife System.

1.17.                        “CyberKnife Updates” means any software fixes, patches, updates, upgrades, versions, and releases, (whether or not such fixes, patches, updates, versions, and releases add to or enhance the functionality of the CyberKnife System), developed by or on behalf of Accuray, that are to be released or are released to customers.

1.18.                        “Effective Date” means the date of FIM by CyberHeart of the CyberHeart Software or CyberHeart Product.

1.19.                        “Fees” means the amounts to be paid by the Parties under Article 5.

1.20.                        “FIM” means the first date of human clinical treatment by CyberHeart using CyberHeart Software or CyberHeart Product together with a CyberKnife System to affect cardiac tissue ablation, with the goal of achieving a therapeutic effect.

1.21.                        “Intellectual Property Rights” means the U.S. and foreign rights associated with the following:  (i) Patents, solely to the extent that any are expressly licensed under this Agreement; (ii) copyrights, copyright registrations, and applications therefor (“Copyrights”); (iii) trade-secret rights and all other trade secret or similar proprietary rights in confidential business or technical information (“Trade Secret Rights”); and (iv) any similar, corresponding or equivalent rights to any of the foregoing anywhere in the world.  For purposes of this Agreement, Intellectual Property Rights excludes any U.S. and foreign rights associated with logos, trademarks, trade names, and similar insignia of origin or quality.

1.22.                        “Interface Technology” means the software interface that is owned or controlled by Accuray and that is necessary for the CyberHeart Product to communicate with the CyberKnife Treatment Planning System or that is used by CyberHeart in the development of CyberHeart Products (as such is determined by CyberHeart or Accuray), including Accuray Intellectual Property Rights to such software interface.

1.23.                        “Patents” means any and all: (i) pending and issued U.S., foreign, international, and regional patents, patent applications, certificates of invention, patents of addition or substitution, utility model, design registration, and other governmental grants for the protection of inventions, or industrial designs anywhere in the world; (ii) provisional, continuations, continuations-in-part, substitutions  divisional, continued prosecution, and other applications thereof; (iii) patents issuing on any of the foregoing; (iv) renewal, reissues, re-examinations, and extensions of any such patents or patent applications; and (v) foreign counterparts or equivalents of any of the foregoing in any country or jurisdiction.

1.24.                        “Person” shall be broadly interpreted to include an individual, a partnership, a corporation, a limited liability company, an association, a joint stock company, a trust, a joint venture, an unincorporated organization, or a governmental entity or any department, agency, or political subdivision thereof.

1.25.                        “Prior Agreement” means that License and Development Agreement entered into by the Parties on April 27, 2007.

1.26.                        “Reasonable Commercial Efforts”  means: (i) with respect to the efforts to be expended by any Person—with respect to any objective—reasonable, diligent, good faith efforts to accomplish such objective as such Person would use or has used in the ordinary course of business to accomplish a similar objective under similar circumstances for its own business;

and (ii) with respect to the efforts to be expended by any Person with respect to research, development, manufacture, supply, installation, service, support, and commercialization of a product, efforts and resources normally used or which have been used by such Person with respect to a medical device product owned by such Person which is of similar market potential at a similar stage in the development or life of such product, taking into account issues of safety, efficacy, product profile, the competitiveness of the marketplace, the proprietary position of the product, the regulatory structure involved, profitability of the product and other relevant commercial factors.

1.27.                        “Regulatory Agency” means any national (e.g., the FDA), supra-national (e.g., the European Commission, the Council of the European Union), or other governmental entity with authority over the development, manufacture, use, marketing, sale, or pricing of any CyberHeart Product or CyberKnife System in any jurisdiction.

1.28.                        “Regulatory Approval” means the national or multinational approval necessary to market, use, or sell a new medical device product to the public at large in a particular country or multi-national group of countries including without limitation throughout the European Union.

1.29.                        “Regulatory Filing” means any application or notification required to be filed with a Regulatory Agency in order to gain Regulatory Approval in a country, including without limitation a premarket approval application or premarket notification filed under section 515 or section 510(k) of the U.S. Federal Food, Drug and Cosmetic Act, 21, U.S.C. §§ 360e, 360(k), respectively, as amended or its supranational equivalent.

1.30.                        “Technology” means any and all technology, technical information, Confidential Information, software, works of authorship, know-how, inventions, processes, procedures, compositions, methods, formulae, protocols, techniques, designs, drawings, data, and other technical subject matter, documents, and materials.

1.31.                        “Term” has the meaning assigned to such term under Section 7.1.

2.                                                                                       GRANT OF RIGHTS, SUBLICENSING, RETAINED RIGHTS.

2.1.                              Grant.  Subject to the terms and conditions of this Agreement, Accuray hereby grants to CyberHeart, under Accuray’s Intellectual Property Rights, a non-exclusive right and license, without the right to authorize or grant sublicenses (except as set forth in Section 2.2), to: (i) use, reproduce, produce derivative works of, transmit, display, perform, and distribute the Interface Technology (and derivative works thereof, including CyberHeart Software) solely as necessary to develop, make, use, sell, offer to sell, market, import, and otherwise exploit and commercialize the CyberHeart Product solely in the CyberHeart Field (subject to obligations of confidentiality and non-use no less restrictive than those set forth in Article 10); provided, however, that CyberHeart shall not have the right to transmit or distribute the Interface Technology separately from the CyberHeart Product.

2.2.                                   Sublicensing.

2.2.1.                                             The license granted to CyberHeart in Section 2.1 includes the right for CyberHeart to grant and authorize sublicenses to final end-users, without Accuray’s consent, to use only (but no other right other than use) the CyberHeart Product with the CyberKnife System on commercially reasonable terms.  Such sublicense by CyberHeart shall contain prohibitions against reverse engineering of the CyberHeart Software and hardware that comprises a CyberHeart Product, subject to Applicable Law and obligations of confidentiality no less restrictive than those set forth in Article 10.

2.2.2.                                             Each such sublicense shall require the sublicensee to agree in writing to be bound by terms and conditions materially as protective of Accuray as of the provisions of this Agreement, and all sublicenses under this Section 2.2 shall terminate upon termination or expiration of this Agreement except to the extent otherwise agreed by the Parties in writing. Notwithstanding this Section 2.2, above, CyberHeart may grant sublicenses of the object code form of Accuray’s software included in the Interface Technology without permission from, or review of the sublicense by, Accuray solely to contractors and may use contractors to develop hardware and software, in each case provided that such use of contractors otherwise complies with Section 2.2.

2.2.3.                                             CyberHeart has the right to use contractors to exercise its rights under this Agreement (including without limitation, under Section 2.1), provided that the contractor is bound by terms and conditions as protective of Accuray, Accuray’s Intellectual Property Rights, and Accuray’s Confidential Information, as the terms and conditions of this Agreement.

2.3                                 License to Accuray.  Concurrently herewith, the parties are executing and delivering the Patent License Agreement attached hereto as Exhibit B (the “Patent License Agreement”).  Accuray agrees that the license granted to it by CyberHeart under the Patent License Agreement will be exercisable only after the occurrence of any of the following four events (the “Trigger Events”):

Event 1: Change of Control, which means a Change of Control of CyberHeart; or

Event 2: Prior Sale by Third Party, which means prior to first sale by CyberHeart of a CyberHeart Product in the CyberHeart Field, commercial shipment by CyberHeart or by a CyberHeart licensee or customer of a Competing System.  The term “Competing System” is defined, for purposes of this Agreement, as a product in the CyberHeart Field that interfaces with a third party radiation platform.

Event 3: Cessation of Commercially Reasonable Efforts, which means CyberHeart has begun the development of a Competing System and CyberHeart is not then using commercially reasonable efforts to develop and sell the CyberHeart Product for use with the CyberKnife System (it being acknowledged that, even though the Prior Sale by Third Party constitutes a Trigger Event hereunder, unless Cessation of Commercially Reasonable Efforts also constitutes a Trigger Event hereunder, Accuray could be deprived of the benefits intended to be conferred hereunder as a result of CyberHeart (i) abandoning all further development and marketing efforts with respect to the CyberHeart Product after a minimal number of sales of a CyberHeart Product in the CyberHeart Field prior to any commercial shipment of a Competing System or (ii) working exclusively or primarily on the development of a Competing Platform until the occurrence of a Prior Sale by Third Party, thereby giving the third party for which the Competing Platform is being developed a substantial time-to-market advantage).  A Trigger Event pursuant to this Event 3 will not be deemed to occur unless and until Accuray has provided written notice to CyberHeart that a Trigger Event under this Event 3 has occurred and either (x) CyberHeart has not fully cured within thirty (30) days of such notice the actions or circumstances described in this paragraph resulting in such Trigger Event or (y) the actions or circumstances described in this paragraph resulting in such Trigger Event are not capable of being cured within such thirty (30) day period.

Event 4: CyberHeart Termination Event, which means that Accuray has terminated this Agreement for cause under Section 7.2 or CyberHeart has terminated this Agreement for convenience pursuant to Section 7.3.

2.4                                 Retained Rights; No Other Rights.  Accuray expressly reserves and retains all right, title, and interest in, to, and under Accuray’s Intellectual Property Rights all rights of Accuray not expressly granted to CyberHeart by Accuray under this Agreement.  Similarly, CyberHeart expressly reserves and retains all right, title, and interest in, to, and under CyberHeart’s Intellectual Property Rights and all rights of CyberHeart not expressly granted to Accuray by CyberHeart under this Agreement, including without limitation under Section 2.3.  No other rights, licenses, or interest are granted by a Party to the other Party by implication, estoppel, or otherwise, under such Party’s Intellectual Property Rights other than as expressly granted by this Agreement.

2.5                                 No Restrictions.  For the avoidance of doubt, nothing herein restricts or limits in any way the right of either party or its Affiliates to develop, make or sell any products in any field, subject to any intellectual property rights of any Person.

2.6                                 First Application.  CyberHeart agrees to work primarily to develop a commercially-ready CyberHeart Product for use with the CyberKnife System in the CyberHeart Field, and to file an application for Regulatory Approval of such commercially-ready CyberHeart Product; provided, however, that Accuray provides commercially reasonable support that CyberHeart may require in support of such development (as set forth in Article 3 and Section 4.2.1) and filing (as set forth in Section 4.3).  Further, CyberHeart agrees that after such first filing, CyberHeart will use its commercially reasonable efforts to further develop, gain regulatory approval in additional markets as is commercially reasonable, market, and support the CyberHeart Product for use on the CyberKnife System in the CyberHeart Field, and will not abandon development, marketing or support of the CyberHeart Product on the CyberKnife System in the CyberHeart Field; provided, however, that Accuray provides commercially reasonable support that CyberHeart may require in support of such development (as set forth in Article 3, and Section 4.2.1) and filing (as set forth in Section 4.3).

3.                                                                                       UPDATES

Subject to the provisions of this Article 3, Accuray agrees that the Interface Technology on all future versions of the CyberKnife System, beginning with version 7.0 and thereafter, whether currently installed with customers or offered for sale to prospective customers, shall be compatible with the CyberHeart Product.  In the event that Accuray plans to develop and introduce any modifications to the Interface Technology (an “Update”), Accuray will deliver to CyberHeart such Update at least ninety (90) days before commercial shipment of such Update to a customer that is using the CyberHeart Product.  If: (a) an Update is installed on a CyberKnife System for a customer that is using the CyberHeart Product; (b) as a result of such Update the CyberHeart Product that previously was compatible with the CyberKnife System no longer is compatible; (c) Accuray has not delivered such Update to CyberHeart at least ninety (90) days prior to the commercial shipment of such Update to a customer; and (d) CyberHeart requests Accuray in writing to restore the CyberHeart Product to full compatibility, then Accuray shall cure any such failure to deliver and corresponding breach by restoring the CyberHeart Product to full compatibility with such customer’s CyberKnife System within five (5) days from receipt by Accuray of such written request from CyberHeart.  Failure by Accuray to make such delivery twice in a calendar year will be considered a material breach of this Agreement under Section 7.2, without limiting either Party’s rights under Section 7.2.  For avoidance of doubt, although Accuray has certain obligations, subject to the provisions of this Article 3, to have the Interface Technology on future versions of CyberKnife Systems be compatible with the CyberHeart Product, Accuray shall not be obligated (but may, in its sole discretion, agree): (x) to change the Interface Technology to cause it to be compatible with any CyberHeart Product if the incompatibility is due to changes made by CyberHeart to such CyberHeart Product without the approval of Accuray, and (y) to provide or make available to CyberHeart, or cause any CyberHeart Product to be compatible with, any new fuctionalities added to such future versions of CyberKnife Systems beyond the version commercially available as of the Effective Date, so long as any such new functionality does not affect the compatibility of the CyberHeart Product with the CyberKnife System.

4.                                                                                       CLINICAL TRIALS AND REGULATORY MATTERS.

4.1.                              Accuray Pre-Clinical Studies and Clinical Trials.  As between the Parties, Accuray shall be solely responsible, at its expense, for any and all pre-clinical studies and clinical trials, and have the exclusive right to communicate with Regulatory Agencies and seek and obtain Regulatory Approvals, with respect to CyberKnife Systems in the Accuray Field in any and all jurisdictions.

4.2.                              CyberHeart Pre-Clinical Studies and Clinical Trials.  CyberHeart shall be responsible, at its expense, for any and all pre-clinical studies and clinical trials, and have the exclusive right to communicate with Regulatory Agencies and seek and obtain Regulatory Approvals, with respect to CyberHeart Products in the CyberHeart Field in any and all jurisdictions.  CyberHeart agrees that it shall keep Accuray reasonably informed regarding its pre-clinical studies and clinical trials of such CyberHeart Products.  CyberHeart also shall design and conduct pre-clinical studies and clinical trials for CyberHeart Products considering feedback and information provided by Accuray.  CyberHeart may enter into an agreement with an Accuray customer for pre-clinical or clinical studies; provided, however, that any activities between CyberHeart and such customer will not negatively impact any revenue of Accuray under its shared ownership or placement programs for its CyberKnife System.

4.2.1.                                             CyberKnife System Access. Subject to the provisions of Section 4.2.2, Accuray shall make available to CyberHeart, at no charge, a CyberKnife System for use in pre-clinical research and development.  Access under this Section 4.2.1 shall made by Accuray:  (i) within twenty-one (21) working days of the date of a Notice of Access by CyberHeart; (ii) at a mutually agreed site; and (iii) for a duration reasonably related to such research, and development.  The “Notice of Access” shall include, at a minimum:  (a) the date on which availability of a CyberKnife System is required by CyberHeart, but in no event less than ten (10) working days from the date of such Notice of Access; (b) designation of at least one access location preferred or requested by CyberHeart, which location is not binding upon Accuray but which shall be given priority consideration by Accuray; and (c) requested dates and hours of availability to the CyberKnife System, which dates and hours will be limited to a reasonable number of weekends and the evening hours (i.e., 16:00 - 8:00), not to exceed forty (40) hours per quarter spread reasonably throughout the quarter, unless otherwise mutually agreed.  Failure to include items (b) and (c) shall not defeat the Notice of Access under this Section 4.2.1, but reasonable terms will be inserted therefor. The parties acknowledge that access to a CyberKnife System pursuant to this Section 4.2.1 is a material term of this Agreement and that a breach by Accuray may have adverse consequences to CyberHeart.

4.2.2.                                             Access and Forecast.  Each CyberHeart employee, consultant, or other representative who has access to a CyberKnife System shall be appropriately trained in radiation safety and shall be accompanied at the facility by an Accuray escort.  At the end of any session using a CyberKnife System, CyberHeart shall return the CyberKnife System to the condition in which it was first made available to CyberHeart, subject to reasonable wear.  Prior to the first day of each month during the Term, CyberHeart shall provide to Accuray a non-binding rolling three-month forecast of CyberHeart’s requirements for access to a CyberKnife System pursuant to this Section 4.2.1.

4.2.3.                                             Additional Requirements for CyberKnife System.  If CyberHeart reasonably determines that it requires additional access to and use of a CyberKnife System beyond that which Accuray is obligated to provide pursuant to this Section 4.2, then CyberHeart shall notify Accuray of such requirement, and Accuray and CyberHeart will negotiate in good faith an arrangement to provide a dedicated CyberKnife System for CyberHeart’s use at a facility that arranged by CyberHeart.  Such arrangement shall be on commercially reasonable terms.

4.2.4.                                             Animal Studies.  No CyberKnife System shall be made available for animal studies by CyberHeart at a facility owned, controlled, or used by Accuray, or to which Accuray has access or rights to use (“Accuray Facility”).  The Parties acknowledge that CyberHeart is free to continue to use a CyberKnife System under any agreement in effect as of the date hereof and to negotiate access to any CyberKnife System located at a facility that is not an Accuray Facility for the purpose of conducting animal studies and Accuray agrees to provide reasonable support and not to object to any arrangements made by CyberHeart with a third party for such access.

4.3.                            Regulatory Matters.  CyberHeart shall have the exclusive right to prepare, file, prosecute, and maintain all Regulatory Filings necessary for commercialization of any CyberHeart Product.  Accuray shall have the exclusive right to prepare, file, prosecute, and maintain all Regulatory Filings necessary for commercialization of any CyberKnife System in the Accuray Field.  Each Party shall provide reasonable assistance to the other Party in such efforts, including without limitation, at no charge, allowing the other Party to reference such Party’s own Regulatory Filings or incorporate sections of such Party’s Regulatory Filings with the other Party’s Regulatory Filings, provided, however, that each Party shall provide the other with copies of all correspondence with FDA and other Regulatory Agencies, in advance, where possible; provided, further, that each Party shall have the right to comment in a timely fashion on any Regulatory Filings where such Party’s own Regulatory Filings are referenced or incorporated with the other’s Regulatory Filings.

5.                                                                                      PAYMENTS, AUDITS, REASONABLE EFFORTS.

5.1.                            Royalty Payment.  Within thirty (30) days after the end of each calendar quarter, CyberHeart shall pay a royalty to Accuray equal to the sum of (a) {*****} recognized by CyberHeart and its Affiliates, in accordance with the accounting policies of CyberHeart and its Affiliates (as applicable) and generally accepted accounting principles, from the sale, lease, license, use or other distribution of CyberHeart Product, CyberHeart Software, CyberHeart Upgrades, CyberHeart Probe Consumables and CyberHeart Technology, in each case relating to a CyberKnife System, plus (b) {*****} recognized by CyberHeart and its Affiliates, in accordance with the accounting policies of CyberHeart and its Affiliates (as applicable) and generally accepted accounting principles, from the sale, lease, license, use or other distribution of CyberHeart Product, CyberHeart Software, CyberHeart Upgrades, CyberHeart Probe Consumables and CyberHeart Technology, in each case relating to a radiation system other than a CyberKnife System (each item described in either clause (a) or (b) above, a “CyberHeart Royalty Bearing Product”).  For purposes of this Section 5.1, “CyberHeart Probe Consumables” means components of the CyberHeart Probe that are separately priced, sold, and invoiced by CyberHeart.  All payments under this Section 5.1 shall be collected in compliance with all federal fraud and abuse laws.

5.2.                            Bundled Products.  In the event that a CyberHeart Royalty-Bearing Product is sold in a combination package or bundled by or on behalf of CyberHeart or any Affiliate thereof with any other products or systems (including without limitation, as a component of a system in which other components or products are integrated), then the CyberHeart {*****}, for purposes of determining royalty under Section 5.1, shall be calculated by {*****}.  In the event that {*****}, then {*****}, as determined by CyberHeart in good faith, shall be used in place of {*****}.  For example, if CyberHeart sells for {*****} a CyberHeart Product with a {*****} and another product with a {*****}, the CyberHeart {*****} for purposes of the royalty payable under Section 5.1 would be determined by {*****}.

5.3.                            Foreign Sales.  For purposes of computing royalty payments under Section 5.1 based on transactions made in a currency other than United States dollars, royalty payments will be determined in the foreign funds for the country in which the CyberHeart Royalty-Bearing Products are sold, leased, licensed, used or otherwise provided and then converted into equivalent United States dollars at the rate of exchange for selling funds as published by the Wall Street Journal (U.S., Western Edition) for the last business day of each quarter.

5.4.                            Right to Sell.  The Parties agree and understand that this Agreement is intended to enable CyberHeart to sell CyberHeart Products.  In addition to other rights retained by Accuray under this Agreement, Accuray shall retain the sole and exclusive right under its Intellectual Property Rights to market and sell, install, and service CyberKnife Systems.

5.5.                            Audit Rights.

5.5.1.                  Accuray Audits.  CyberHeart shall keep or cause to be kept such records as are required to determine, in a manner consistent with Generally Accepted Accounting Principles (GAAP) and this Agreement, the sums due under this Agreement, including, but not limited to, sales, leases, licenses or other distribution of CyberHeart Products, CyberHeart Upgrades, CyberHeart Consumables and CyberHeart Software.  At the request (and expense) of Accuray, CyberHeart and its Affiliates and sublicensees shall permit an independent certified public accountant appointed by Accuray and reasonably acceptable to CyberHeart, at reasonable times and upon reasonable notice, to examine only those records as may be necessary to determine, with respect to any calendar year ending not more than three (3) calendar years prior to the beginning of the calendar year in which such audit occurs, for records to be kept as provided in this Section 5.5.1 prior to Accuray’s request, the correctness or completeness of any report or payment made under this Agreement.  Results of any such examination shall be: (a) limited to information relating to CyberHeart Products; (b) made available to both Parties, and (c) deemed the Confidential Information of CyberHeart subject to Article 10.  Accuray shall bear the full cost of the performance of any such audit, unless such audit discloses a variance to the detriment of Accuray of more than five percent (5%) of the amount of the original report, royalty or payment calculation.  In such case, CyberHeart shall bear the full cost of the performance of such audit.

5.6.                            Payment Terms.  All amounts paid hereunder shall be in U.S. dollars.  CyberHeart shall pay all amounts that have become due and payable hereunder within thirty (30) days of each calendar quarter, consistent with Section 5.1.  If CyberHeart fails to make any payment required under this Agreement within thirty (30) days after the date on which such payment becomes due and payable, then Accuray may, at its option and sole discretion and in addition to any other remedies it may have at law or equity, assess a late fee in the amount equal to one percent (1%) of the unpaid balance for each month after payment is due until the invoice is paid in full, or if less, the maximum allowable by law.  For purposes of clarity, failure to make any payment when due pursuant to the terms of this Agreement shall constitute a material breach of this Agreement under Section 7.2, without limiting Accuray’s rights under Section 7.2 or otherwise.

5.7.                            Sole Remuneration.  The payments set out in this Section 5 represent Accuray’s sole remuneration for all rights and licenses granted under this Agreement.

5.8.                            Reasonable Commercial Efforts.  Each Party shall use Reasonable Commercial Efforts to operate in good standing with local, state, and federal government agencies, including without limitation the FDA, and will not knowingly materially violate any local, state, or federal law or knowingly continue any such violation previously unknown that as a consequence of such violation, may harm the goodwill and reputation of the other Party.

5.9.                            Taxes.  Each Party shall bear its respective tax obligations arising out of this Agreement.

6.                                                                                      INTELLECTUAL PROPERTY OWNERSHIP.

6.1.                           Ownership.   Each Party shall retain and own all right, title, and interest in and to all Intellectual Property Rights conceived or created solely by such Party.  The Parties shall jointly own all right, title, and interest in and to all Intellectual Property Rights conceived or created jointly by the Parties, and neither Party shall have any duty to account or obtain the consent of the other Party in order to exploit or license such Intellectual Property Rights. Inventorship and authorship of any invention or work of authorship conceived or created by either Party, or jointly by the Parties, shall follow the rules of the U.S. Patent and Trademark Office and the laws of the United States (without reference to any conflict of law principles).

6.2.                            Notification.  Each Party shall promptly notify the other Party in writing (and provide a reasonable description) of any suspected infringement or misappropriation by a third party of any Intellectual Property Rights owned by Accuray or Intellectual Property Rights owned by CyberHeart (a “Third-Party Infringement”), of which it becomes aware.  The obligations under this Section 6.2 do not create any affirmative obligation on the part of one Party to police, review, or otherwise investigate any potential Third Party Infringement.

7.                                                                                      TERM AND TERMINATION.

7.1.                            Term.  This Agreement shall become effective on the Effective Date and shall remain in effect for a period of fifteen (15) years thereafter. This Agreement shall automatically renew for additional five (5) year terms at the end of each term thereafter.  Either Party may elect not to renew by providing written notice to the other Party no later than twenty-four (24) months prior to the end of the initial Term or the end of any then-current renewal term.  This Agreement shall not otherwise be terminated, except in accordance with Section 7.2, Section 7.3, or Section 7.4.  The initial 15-year term and any renewal term are referred to herein as the “Term”.

7.1.1                     Termination of Prior Agreement.  The Parties agree and acknowledge that on the Effective Date of this Agreement the Prior Agreement shall immediately be terminated, and that this Agreement cancels and replaces the Prior Agreement.

7.2.                            Termination for Cause.  In the event of a material breach of this Agreement, including, without limitation material breach of Article 3, Sections 4.2.1, and  Section 5.6, the non-breaching Party shall be entitled to terminate this Agreement by written notice to the breaching Party, if such breach is not cured within thirty (30) days after written notice is given by the non-breaching Party to the breaching Party specifying the breach.

7.3.                            Termination for Convenience by CyberHeart. CyberHeart shall have the right to terminate this Agreement, in whole or in part, for convenience upon thirty (30) days prior written notice to Accuray.

7.4.                            Effect of Termination or Expiration.

7.4.1.                  Generally. In the event of termination of this Agreement by either Party pursuant to Section 7.2, Section 7.3, Section 7.4, or expiration of this Agreement pursuant to Section 7.1, all rights and licenses granted by one Party to the other pursuant to Article 2 as of the effective date of termination hereunder, shall continue in full force and effect, provided that:

7.4.1.1.        no rights of, or licenses to, CyberHeart shall survive, or have further force or effect, if the Agreement is terminated by CyberHeart under Section 7.3; and

7.4.1.2.        no rights of, or licenses to, CyberHeart shall survive, or have further force or effect, if the Agreement is terminated by Accuray under Section 7.2.

7.4.2                     Subject to Section 7.4.1, if the Agreement is terminated by Accuray, CyberHeart’s licenses under Article 2, to the extent any such rights survive, shall not include any license to any Interface Technology (or any Intellectual Property Rights) that are conceived or created by Accuray after the effective date of such termination.

7.4.3                     In addition, each Party shall be entitled to retain, and shall be deemed to have a right and license to continue to use and disclose in accordance with this Agreement, to the same extent then existing, any Confidential Information of the other Party disclosed during the Term to the extent such Party’s rights and licenses under the Interface Technology survive. Upon each Party’s decision to terminate use and disclosure of such Confidential Information of the other Party, such Party shall return, or at the instruction of the disclosing Party, destroy, the disclosing Party’s retained Confidential Information;

7.4.4       For avoidance of doubt, no termination or expiration of this Agreement shall be deemed to terminate or otherwise extinguish any rights of any customers of a CyberKnife System under their then-current contracts for use of such CyberKnife System, and no termination or expiration of this Agreement shall terminate or otherwise affect or extinguish the rights or licenses of any customer for any CyberHeart Products.  If a customer of a CyberHeart Product materially breaches its user agreement with CyberHeart, or any agreement with Accuray related to such CyberHeart Product, through no fault of CyberHeart, whether by inducement or otherwise, then any licenses to CyberHeart under this Agreement shall not be extinguished due to such customer breach;

7.4.5                     No termination by any Party or the expiration of this Agreement shall relieve either Party of any liability accrued hereunder prior to its termination.

7.5                               Survival.  The following provisions shall survive any termination or expiration of this Agreement:  (i) Articles 1, and 5 (solely for (a) amounts owed with respect to the Term but not paid and (b) amounts payable by CyberHeart to Accuray pursuant to clause (b)

of Section 5.1 following the Term), 6, 8, 9, 10, 12, and 13; (ii) Sections 4.1, 4.2 (but not 4.2.1, 4.2.2 and 4.2.3), 4.3, 7.4, 7.5, 11.1 (but only to the extent licenses under Article 2 survive pursuant to Section 7.4), 11.2, 11.3, 11.4, 11.5, and 11.6; and (iii) clause (b) of Section 5.1. Except as set forth in Sections 7.4 and 7.5, all other terms and conditions of this Agreement shall terminate and have no further force or effect, upon any termination or expiration of this Agreement.

8.                                                                                      BANKRUPTCY.

All rights and licenses granted to each Party pursuant to this Agreement are, and shall otherwise be deemed to be, for purposes of Section 365(n) of Title 11 of the U.S. Code (the “Bankruptcy Code”), licenses to rights of “intellectual property” as such term is used thereunder.  Notwithstanding any provision contained herein to the contrary, if either Party is under any proceeding under the Bankruptcy Code and the trustee in bankruptcy of such Party, or such Party as a debtor in possession, rightfully elects to reject this Agreement, the other may, pursuant to Sections 365(n)(1) and (2) of the Bankruptcy Code, retain any and all of their respective rights hereunder, to the maximum extent permitted by law, subject to making the payments specified herein, if any.

9.                                                                                      LIMITATION OF LIABILITY.

EXCEPT FOR EITHER PARTY’S BREACH OF THE REPRESENTATIONS AND WARRANTIES UNDER SECTION 11.1, OR BREACH OF CONFIDENTIALITY OBLIGATIONS UNDER SECTION 10, IN NO EVENT SHALL EITHER PARTY HAVE ANY LIABILITY FOR ANY INDIRECT, INCIDENTAL, SPECIAL, CONSEQUENTIAL, EXEMPLARY OR PUNITIVE DAMAGES, HOWEVER CAUSED, AND ON ANY THEORY OF LIABILITY, WHETHER FOR BREACH OF CONTRACT, TORT (INCLUDING WITHOUT LIMITATION NEGLIGENCE) OR OTHERWISE, ARISING OUT OF OR RELATED TO THIS AGREEMENT, INCLUDING WITHOUT LIMITATION LOSS OF ANTICIPATED PROFITS, EVEN IF SUCH PARTY HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES.  NOTWITHSTANDING THIS ARTICLE 9, NOTHING IN THIS AGREEMENT SHALL EXCLUDE LIABILITY TO THE EXTENT THAT SUCH LIABILITY MAY NOT BE EXCLUDED OR LIMITED BY APPLICABLE LAW.

10.                                                                               CONFIDENTIALITY.

10.1.                     Confidential Information.  “Confidential Information” shall mean any trade secrets, confidential data or other confidential information that is disclosed by one Party (“Disclosing Party”) to the other Party (“Receiving Party”), which: (i) if disclosed in writing, is marked “Confidential,” “Proprietary,” or in some other manner to indicate its confidential nature; (ii) if disclosed orally, is designated as confidential at the time of disclosure and confirmed in writing as confidential within thirty (30) days after its oral disclosure, which confirmation is marked in a manner to indicate its confidential nature and delivered to the Receiving Party within such thirty (30) day period; or (iii) given the contents thereof or circumstances surrounding its disclosure, would reasonably be considered by an objective third party to be the other Party’s Confidential Information.

10.2.                     Exclusions.  Notwithstanding the foregoing, Confidential Information shall not include any information which the Receiving Party can establish: (i) was publicly known or made available in the public domain prior to the time of disclosure by the Disclosing Party; (ii) becomes publicly known or made available after disclosure to the Receiving Party through no action or inaction of the Receiving Party; (iii) is in the possession of the Receiving Party, without confidentiality restrictions, at the time of disclosure by the Disclosing Party as shown by the Receiving Party’s files and records immediately prior to the time of disclosure; (iv) disclosed to the Receiving Party without restriction by a third party who had a right to disclose and was not under an obligation of confidence to the Disclosing Party; or (v) is independently developed by the Receiving Party without use of or reference to the Confidential Information of the Disclosing Party.

10.3.                     Non-Use and Non-Disclosure.  Each Party agrees to use the Confidential Information of the other Party solely for the purposes of exercising its rights or performing its obligations under this Agreement.  Each Party further agrees not to disclose any Confidential Information of the other Party to any third parties other than those third parties who are bound, prior to receiving any Confidential Information, by confidentiality obligations at least as protective as those in this Agreement.

10.4.                     Maintenance of Confidentiality.  Each Party agrees that it shall take reasonable measures to protect the secrecy of and avoid unauthorized disclosure and unauthorized use of the Confidential Information of the other Party.  Without limiting the foregoing, each Party shall take at least those measures that such Party takes to protect its own confidential information of a similar nature, but in no event less than reasonable measures.  Each Party shall reproduce the other Party’s proprietary rights notices on all copies, in the same manner in which such notices were set forth in or on the original.  Each Party shall immediately notify the other Party in the event of any unauthorized use or disclosure of the Confidential Information of the Disclosing Party.

10.5.                     Non-Disclosure of Terms.  Each Party agrees not to disclose to any third party the terms of this Agreement (including without limitation all Exhibits) without the prior written consent of the other Party, except to such Party’s attorneys, advisors, investors, potential investors, and others on a need to know basis under circumstances that reasonably ensure the confidentiality thereof, or in connection with financing activities, securities filings, mergers, acquisitions, or the like.

10.6.                     Permitted Disclosures.  Nothing in this Agreement shall be deemed to prohibit the Receiving Party from disclosing any Confidential Information to the extent: (i) required by law; or (ii) pursuant to the written consent of the Disclosing Party; provided, however, that in the event of such requirement, prior to disclosing any Confidential Information, the Receiving Party shall notify the Disclosing Party of the scope and source of such legal requirement and shall, to the extent reasonably possible, give the Disclosing Party the opportunity to challenge the need to disclose and/or limit the scope of disclosed information.

11.                                                                               REPRESENTATIONS, WARRANTIES, INDEMNIFICATION, AND INSURANCE.

11.1.                     Representations and Warranties.

11.1.1.           General.  Each Party hereby represents and warrants that it has the full right and authority to enter into this Agreement; that the consummation of the transactions contemplated hereunder do not violate or breach the terms of any other agreement with any third party; and it has not previously made, and during the Term shall not make, any commitment or grant or authorization of rights which are in conflict in any material way with the rights, licenses, or exclusivity granted to the other Party herein.

11.1.2              Intellectual Property Rights.  Accuray hereby represents and warrants that:  (i) it is the sole and exclusive owner of Interface Technology, and has the right with respect thereto to grant the rights and licenses thereto to CyberHeart as set forth herein; (ii) upon execution of this Agreement, to its actual knowledge, the rights and licenses granted by Accuray to CyberHeart in this Agreement shall be fully valid and enforceable in accordance with their terms, including without limitation with respect to Accuray Intellectual Property Rights granted hereunder; (iii) is not aware of any Intellectual Property Rights, that are necessary or useful for CyberHeart Products in the CyberHeart Field for operation on the CyberKnife System that are owned by Accuary, its Affiliates, or other licensees of the Interface Software that are not licensed to CyberHeart under this Agreement.

11.2.                     Accuray Indemnification.

11.2.1.           Scope.  Accuray shall:  (i) at its sole option and expense, defend CyberHeart, its Affiliates, and their respective agents, employees, and officers (each, a “CyberHeart Indemnitee”) against, or settle, any suit, complaint, demand, or action by a third party ( a “CyberHeart Suit”) against any CyberHeart Indemnitee arising out of: (a) a claim by a third party that the use, disclosure or other exploitation by or under authority of either Party of the Interface Technology delivered by Accuray hereunder (including without limitation as part of any CyberHeart Product) violates, infringes, or otherwise misappropriates the Intellectual Property Rights of a third party (an “Accuray Infringement Claim”); (b) any breach of its representations and warranties under Section 11.1; (c) the acts or omissions of any Affiliate or Subcontractor used to exercise Accuray’s rights or fulfill its obligations hereunder or any negligent or reckless acts or omissions, or willful misconduct, of Accuray or its Affiliates; (d) any malfunction of a CyberKnife System or Interface Technology or failure of any such item to perform in accordance with its published specifications, or any CyberKnife System, or Interface Technology that is the proximate cause of any CyberHeart Product or CyberHeart Software malfunction or non-performance in accordance with its specifications where such CyberHeart Product or Software malfunction or non-performance is a proximate cause of an injury to the third party ((b), (c), and (d) referred to as an “Accuray General Claim,” and, together with an Accuray Infringement Claim, each an “Accuray Claim”); and (ii) indemnify each CyberHeart Indemnitee against any and all damages, cost, expenses, losses, and liabilities, including without limitation reasonable attorneys’ fees, which are awarded in connection with, or which are included in any settlement amounts of, any such Accuray Claim; provided, however, that Accuray indemnification obligations shall not apply to the extent that: (1) such Accuray Claim arises out of any breach by CyberHeart of any of its representations, warranties, or covenants in this Agreement; or (2) such Accuray Claim arises out of the negligence, recklessness or willful misconduct of CyberHeart or its Affiliate.

11.2.2.           Requirements.  Accuray’s indemnity obligations above shall be relieved to the extent that CyberHeart fails to: (i) give Accuray written notice of the CyberHeart Suit and such failure prejudices Accuray’s ability to defend the Accuray Claim; or (ii) provide Accuray, at Accuray’s expense, with necessary information, cooperation, and assistance in connection with such Accuray Claim.  CyberHeart shall have the right to participate, at its option and at its own expense, in any such Accuray Claim.  No settlement of an Accuray Infringement Claim that involves a remedy other than payment of money by Accuray shall be agreed to and entered into without the consent of CyberHeart, whose consent shall not be unreasonably withheld or delayed.  Accuray shall not be responsible under this Section 11.2 for any cost, expenses, or settlements incurred without Accuray’s prior written consent, such consent not to be unreasonably withheld or delayed.

11.2.3.           IP Remedies.  Without limiting the indemnification obligation set forth in Section 11.2.1, if it is determined, or if Accuray reasonably believes, that any Interface Technology, or any portion thereof, infringes any third party Intellectual Property Rights, then Accuray shall, at its option and expense:  (i) procure for CyberHeart the right to continue using such Interface Technology, or portion thereof, in accordance with this Agreement; (ii) replace the Interface Technology or portion thereof with a substantially similar non-infringing alternative; or (iii) modify such Interface Technology with an at least functionally equivalent modification so that CyberHeart’s licensed use hereunder becomes non-infringing.

11.2.4.           Exclusions.  Accuray shall have no liability under Section 11.2.1 for any Accuray Claim to the extent the Accuray Claim is solely and exclusively based on: (i) any Technology developed by CyberHeart, and not by Accuray or its Affiliates; or (ii) any portion of any Technology developed by CyberHeart, and not by Accuray or its Affiliates, that is not based on, and which does not incorporate, any Interface Technology, or any portion thereof.

11.3.                     CyberHeart Indemnification.

11.3.1.           Scope.  CyberHeart shall:  (i) at its sole option and expense, defend Accuray, its Affiliates, and their respective agents, employees, and officers (each an “Accuray Indemnitee”) against, or settle, any suit, complaint, demand, or action by a third party (an “Accuray Suit”) against any Accuray Indemnitee arising out of: (a) a claim by a third party that any Technology conceived or created by CyberHeart, and not Interface Technology conceived or created by Accuray or its Affiliates, or any portion of any such Technology not based on, and which does not incorporate any Interface Technology, as delivered to Accuray hereunder violates, infringes or otherwise misappropriates the Intellectual Property Rights of a third party (“CyberHeart Infringement Claim”); (b) the disclosure, use, or exploitation of any Interface Technology outside of the CyberHeart Field by CyberHeart or any party receiving rights thereunder directly or indirectly from CyberHeart; (c) any use of a CyberHeart Product in the CyberHeart Field; (d) any malfunction of a CyberHeart Product, CyberHeart Software or CyberHeart Technology or failure of any such item to perform in accordance with its published specifications, or any CyberHeart Product, CyberHeart Software or CyberHeart Technology that is the proximate cause of a CyberKnife System malfunction or non-performance in accordance with its specifications where such CyberKnife System malfunction or non-performance is a proximate cause of an injury to the third party; or (e) any breach of its representations and warranties under Section 11.1 or the negligence, recklessness, or willful misconduct of CyberHeart or its Affiliate (each of (a), (b), (c), (d) and (e), a “CyberHeart Claim”); and (ii) indemnify each Accuray Indemnitee against any and all damages, cost, expenses, losses, and liabilities, including without limitation reasonable attorneys’ fees, which are awarded in connection with, or which are included in any settlement amounts of, any such CyberHeart Claim; provided, however, that CyberHeart’s indemnification obligations shall not apply to the extent that: (1) such CyberHeart Claim arises out of any breach by Accuray of any of its representations, warranties, or covenants in this Agreement; or (2) such CyberHeart Claim arises out of the negligence, recklessness or willful misconduct of Accuray, its Affiliates, or otherwise out of the acts or omissions of Affiliates and contractors for which Accuray is responsible in Section 11.1.

11.3.2.           Requirements.  CyberHeart’s indemnity obligations above shall be relieved to the extent that any Accuray Indemnitee fails to: (i) give CyberHeart written notice of an Accuray Suit and such failure prejudices CyberHeart’s ability to defend the CyberHeart Claim; or (ii) provide CyberHeart, at CyberHeart’s expense, with information, cooperation, and assistance in connection with such CyberHeart Claim.  Any Accuray Indemnitee shall have the right to participate, at its option and at its own expense, in any such CyberHeart Claim.  No settlement of a CyberHeart Infringement Claim that involves a remedy other than payment of money by CyberHeart shall be agreed to and entered into without the consent of Accuray, whose consent shall not be unreasonably withheld or delayed.  CyberHeart shall not be responsible under this Section 11.3 for any cost, expenses, or settlements incurred without CyberHeart’s prior written consent, such consent not to be unreasonably withheld or delayed.

11.3.3.           IP Remedies.  Without limiting the indemnification obligation set forth in Section 11.3, if it is determined, or if CyberHeart reasonably believes, that any CyberHeart Technology, or any portion thereof, infringes any third party Intellectual Property Rights, then CyberHeart shall have the right, at its option and expense to modify such CyberHeart Technology with an at least functionally equivalent modification so that Accuray’s licensed use hereunder is non-infringing.

11.3.4.           Exclusions.  CyberHeart shall have no liability under Section 11.3 for any CyberHeart Claim to the extent that the CyberHeart Claim is solely and exclusively based on: (i) any portion of any Technology to the extent conceived or created by or on behalf of Accuray or its Affiliates and not by CyberHeart or its Affiliates; or (ii) any portion of any Technology invented by Accuray or its Affiliates, and not by CyberHeart or its Affiliates, that is not based on, and which does not incorporate, any CyberHeart Technology, or any portion thereof.

11.4.                     SOLE REMEDY.  SECTIONS 11.2 AND 11.3 STATE EACH PARTY’S SOLE AND EXCLUSIVE OBLIGATION AND EACH PARTY’S SOLE AND EXCLUSIVE REMEDY FOR ANY ACCURAY CLAIMS THAT ARE THE SUBJECT OF SECTION 11.2 OR ANY CYBERHEART CLAIMS THAT ARE THE SUBJECT OF SECTION 11.3.

11.5.                     Insurance.  CyberHeart shall procure and maintain insurance, including without limitation product liability and other appropriate insurance, adequate to cover its obligations hereunder in a manner which is consistent with normal business practices of prudent companies similarly situated at all times during which any CyberHeart Product is being clinically tested in human subjects or commercially distributed or sold. For clarity, such insurance shall not be construed to create a limit of CyberHeart’s liability with respect to its indemnification obligations under this Article 11.  CyberHeart shall provide Accuray with written evidence of such insurance upon request.  CyberHeart shall provide Accuray with written notice at least thirty (30) days prior to the cancellation, non-renewal or material change in such insurance or self-insurance which materially adversely affects the rights of Accuray hereunder.

11.6.                     WARRANTY DISCLAIMER. EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES EXPRESSLY SET FORTH IN THIS AGREEMENT, NEITHER PARTY MAKES ANY REPRESENTATIONS, WARRANTIES OR CONDITIONS, EXPRESS OR IMPLIED, BY STATUTE, OR OTHERWISE, IN CONNECTION WITH THIS AGREEMENT, AND EACH PARTY SPECIFICALLY DISCLAIMS ALL OTHER REPRESENTATIONS AND WARRANTIES, INCLUDING WITHOUT LIMITATION ALL IMPLIED WARRANTIES OF FITNESS FOR A PARTICULAR PURPOSE, MERCHANTABILITY, AND NONINFRINGEMENT.

12.                                                                               DISPUTE RESOLUTION.

12.1                        Prior to the initiation by either Party of any arbitration or other proceeding, any dispute between the Parties regarding interpretation of or breach of a term or condition of this Agreement shall first be discussed between the Chief Executive Officers of each of the Parties in good faith in an effort to achieve a reasonable resolution.  If the dispute is not resolved by the CEO’s within fifteen (15) days after either Party notified the other in writing of such dispute and desire to seek dispute resolution, then each Party shall have the right to have the matter resolved in accordance with Section 12.2.

12.2                        With respect to disputes regarding interpretation of or breach of a term or condition of this Agreement only, either Party may seek to resolve the dispute through binding arbitration in accordance with the Rules of Arbitration of the American Arbitration Association (“AAA”) by one (1) arbitrator jointly selected by the Parties and qualified to settle disputes in the medical device industry and appointed in accordance with such rules and applying a Reasonable Commercial Efforts standard.  If the arbitrator has not been agreed upon by the parties within ten (10) business days after either Party’s request for arbitration, the arbitrator shall be selected in accordance with the Rules of the AAA (or if the Rules to not provide selection procedures, by the chief executive of the AAA located in New York).  The place of arbitration shall be Santa Clara County, California.  Any decision by the arbitrator shall be final and binding upon the Parties and may be entered as a final judgment in any court of competent jurisdiction.  The costs of such arbitration shall be shared equally by the Parties, and each Party shall bear its own expenses in connection with the arbitration.

13.                                                                               GENERAL PROVISIONS.

13.1.                     Notices.  All notices called for under this Agreement shall be made in writing and shall be sent by personal delivery, reputable overnight courier service, or registered or certified mail, return receipt requested, addressed to the other Party at the address set forth in the first paragraph of this Agreement. The date of such notice shall be deemed to be the day it is delivered, if hand delivered, or five (5) days after deposit, if mailed.

13.2.                     Assignment.  This Agreement, and the rights and obligations hereunder, shall not be assigned or transferred in whole by either Party without the prior written consent of the other Party, which consent shall not be unreasonably withheld, provided that either Party may assign this agreement in whole to any Affiliate or to any successor in interest to all or substantially all of the business or assets of such Party to which this Agreement pertains, whether by operation of law, merger, purchase, or otherwise.  Any attempted assignment in violation of the foregoing shall be null and void and of no effect.  Subject to the foregoing, this Agreement shall be binding and inure to the benefit of the respective Parties and their successors and permitted assigns, and the name of the Party appearing herein shall be deemed to change to the names of such Party’s successors and permitted assigns upon such a transfer.

13.3.                     Non-Solicitation.   Neither Party shall solicit during the Term any of the employees of the other Party to this Agreement without the prior consent of the President or Chief Executive Officer of the other Party.  Notwithstanding anything in this Section 13.3 to the contrary, the Parties hereby acknowledge and agree that each Party shall not be restricted from hiring any employee of the other Party if such employee seeks employment and was not initially solicited or induced.

13.4.                     Governing Law.  This Agreement shall be governed by, and construed and interpreted in accordance with, the laws of the State of California, without reference to any principles of conflicts of law that would result in the application of the laws of any State other than the State of California.  Except as set forth in Article 12, any and all disputes arising under or in connection with this Agreement shall be submitted exclusively in the state or federal courts located in Santa Clara County, California, the personal jurisdiction of which each of the Parties hereby irrevocably submits.

13.5.                     Severability.  If any term of this Agreement is held to be invalid or unenforceable for any reason, the remainder of the provisions shall continue in full force and effect, and the Parties shall substitute a valid provision with the same intent and economic effect as nearly as possible.

13.6.                     Non-Waiver.  The failure of either Party at any time to require performance by the other Party of any provision hereof shall not affect in any way, or act as a waiver of, the right to require the other Party to perform in accordance with this Agreement at any other time, nor shall the waiver of either Party of a breach of a provision of this Agreement be held or taken to be a waiver of the provision itself.

13.7.                     Relationship of Parties.  Nothing in this Agreement shall be construed to create a relationship of employer and employee, principal and agent, joint venture, partnership or association between the Parties, and neither Party shall have the power to obligate or bind the other in any manner whatsoever.

13.8.                     Interpretation.  This Agreement is to be deemed to have been drafted jointly by the Parties and any uncertainty or ambiguity shall not be construed for or against either Party based on attribution of drafting to either Party.  The captions and headings to this Agreement are for convenience only, and are to be of no force or effect in construing or interpreting any of the provisions of this Agreement.  Unless specified to the contrary, references to Articles, Sections or Exhibits mean the particular Articles, Sections or Exhibits to this Agreement and references to this Agreement include all Exhibits hereto.  Unless context otherwise clearly requires, whenever used in this Agreement, the words “include” or “including” shall be construed as incorporating, also, “but not limited to” or “without limitation.”

13.9.                     Headings.  The paragraph headings appearing in this Agreement are inserted only as a matter of convenience and in no way define, limit, construe or describe the scope or extent of such paragraph, or in any way affect such agreements.

13.10.              Counterparts.  This Agreement may be executed simultaneously in two or more counterparts, each of which shall be considered an original, but all of which together shall constitute one and the same instrument.  Faxed signatures shall have the same legal effect as original signatures.

13.11.              Entire Agreement.  This Agreement contains the Parties’ entire understanding with respect to the matters contained herein and supersedes all prior oral or written understandings with respect to the subject matter hereof.  There are no promises, covenants or undertakings other than those set forth herein, and neither Party is relying upon any representations or warranties except as set forth herein.  This Agreement may not be modified except by a writing signed by both Parties.

IN WITNESS WHEREOF, the Parties hereto have caused their duly authorized representatives to execute this Agreement.

ACCURAY, INC.		CYBERHEART, INC.

By:	/s/ Euan Thomson	By:	/s/ Patrick J. Maguire

Name:	Euan Thomson	Name:	Patrick J. Maguire

Title:	President and Chief Executive Officer	Title:	President & CEO
12-10-10

By:	/s/ Darren J. Milliken

Name:	Darren J. Milliken

Title:	Senior Vice President, General Counsel
12-9-2010

Exhibit A

Accuray Competitors

AccuThera and Affiliates

BrainLAB AG and Affiliates

Elekta AB and Affiliates

Mitsubishi Heavy Industries and Affiliates

Integra Radionics, Integra LifeSciences Corporation, Radionics and Affiliates

Philips and Affiliates

Siemens AG and Affiliates

Still River Systems and Affiliates

TomoTherapy Incorporated and Affiliates

Toshiba and Affiliates

Varian, Varian Medical Systems, and Affiliates

View Ray and Affiliates

Accuray Competitor includes any company or other entity that ships a radiation system during the Term of this Agreement.

A-1

Exhibit B

PATENT LICENSE

B-1